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AMENDMENT NO. 4
to
BUSINESS TRANSFER AGREEMENT

This Amendment No. 4 (this “Amendment”) is made and entered into as of July 3, 2014, by and between Orchid Chemicals & Pharmaceuticals Ltd., a company incorporated under the Act (“Orchid”), and Hospira Healthcare India Private Limited, a company incorporated under the Act (“Hospira”), for the purpose of amending that certain Business Transfer Agreement, dated as of December 15, 2009, by and among Orchid, Mr. K. Raghavendra Rao and Hospira (as amended, the “Agreement”). Capitalized terms not defined herein shall have the meanings given to them in the Agreement.

WHEREAS, pursuant to the transaction contemplated by that certain Business Transfer Agreement dated as of August 29, 2012 (as amended) by and between Orchid, Mr. K. Raghavendra Rao and Hospira (the “2012 Transaction” and “2012 BTA”), Hospira will acquire certain businesses, the operation of which may, in the absence of this Amendment, constitute violations by Hospira of its obligations under Clause 8.6 (Non-competition; Non-solicitation) of the Agreement;

WHEREAS, in light of the Hospira's acquisition of additional businesses of Orchid, the Parties have agreed to amend the terms of the Rights of First Negoitation included in the Agreement;

WHEREAS, Hospira and Orchid have agreed to amend the terms of the Agreement hereby in furtherance of the 2012 Transaction, to permit Hospira to conduct the businesses to be acquired in the 2012 Transaction consistent the Agreement and to provide additional consideration to induce Hospira to enter into the 2012 BTA;

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NOW, THEREFORE, in consideration of the mutual promises made by the parties hereto, and in consideration of and inducement for the parties entry into the 2012 BTA, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the parties hereto agree as follows:

1.    Amendments to Agreement.

A.    Clause 1.2 of the Agreement is hereby amended by deletion of the references to the following terms:

API Exclusivity Period	8.20.1
Beta-Lactam API Business	8.20.1
Proposed Beta-Lactam API Transaction	8.20.1
Proposed Beta-Lactam API Purchase Consideration	8.20.1
Proposed Beta-Lactam API Transaction Notice	8.20.1

B.    Clauses 8.6.5 through and including 8.6.9 of the Agreement are hereby amended and restated in their entirety to read as follows:

8.6	Non-competition; Non-solicitation.

8.6.5
In view of the transactions contemplated by the terms of this Agreement and the retention by the Seller of the Other Businesses, during the period commencing on the Closing Date and ending on the earlier of (i) the *** (***) anniversary of the Closing Date (or, if not enforceable for such period in any country under the Competition/Investment Laws of such country, for such period as shall be enforceable in such country under the Competition/Investment Laws of such country) or (ii) the date of the expiration or early termination of the Amended API Supply Agreement (the “Purchaser Restricted Period”), provided, however, that such early termination is not attributable to a breach of a material obligation by Purchaser pursuant to such Amended API Supply Agreement, the Purchaser shall, and the Purchaser shall cause its Affiliates not to, directly or indirectly, to engage in any business anywhere in the world that conducts any Seller Competing Activities, provided that, for the purposes of this Clause 8.6.5, the Purchaser or any of their Affiliates shall not be prevented from (i) being the holder or beneficial owner by way of bona fide investment purposes only of any units of an authorized unit trust and/or any securities in any company carrying on any Seller Competing Activities which are listed or traded on any recognized stock exchange, regulated market or trading facility provided that Purchaser and its Affiliates do not have directly or indirectly any management functions or any material influence in such a company, or (ii) acquiring in a single transaction or a series of related transactions any one or more companies and/or businesses (taken together, the “Acquired Business”) and carrying on that Acquired Business although its activities include any Seller Competing Activities (the “Acquired Competing Business”), if the Acquired Competing Business represents 50% (fifty percent) or less of the Acquired Business (measured in terms of turnover in its last accounting year) and the Purchaser does not build up or utilize the Acquired Competing Business for purposes of competing with Seller’s business of supplying cephalosporins API to Purchaser. The sole and exclusive remedy of the Seller and its Affiliates for any breach by the Purchaser or any of its Affiliates shall be the termination of the obligations of KRR, the Seller and their respective Affiliates pursuant to Clause 8.6.1 (provided that such termination shall not effect the obligations of KRR, the Seller or their respective Affiliates pursuant to Clause 8.6.1 prior to such termination or the remedies of the Purchaser and its Affiliates for any breach of Clause 8.6.1 resulting from any events, actions or circumstances occurring prior to such termination whether or not known to the Purchaser or its Affiliates prior to such termination). If requested by the Seller at any time during the Purchaser

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Restricted Period, the Purchaser shall promptly (and not later than 10 (ten) days following receipt of such request from the Seller) deliver to the Seller a certificate executed by an officer of the Purchaser in form and substance reasonably satisfactory to the Seller certifying the compliance of the Purchaser and its Affiliates with the terms of this Clause 8.6.5.

8.6.6	“Seller Competing Activities” means the business of researching, developing, testing, manufacturing, selling, marketing and distributing cephalosporins API.

8.6.7
Unless otherwise agreed to in writing by the Seller, during the Purchaser Restricted Period, the Purchaser shall not, directly or indirectly, for itself or on behalf of or in conjunction with any other Person, and the Purchaser shall cause its Affiliates not to, directly or indirectly call upon any individual who is, at the time the individual is called upon, an employee of the Seller or any of its Affiliates engaged in any Other Remaining Businesses for the purpose or with the intent of soliciting such employee away from or out of the employ of the Seller or any of its Affiliates, or employ or offer employment to any individual who was or is employed by the Seller or any of its Affiliates unless such individual shall have ceased to be employed by the Seller or any of its Affiliates for a period of at least 12 (twelve) months prior thereto. This Clause 8.6.7 shall not be deemed to prohibit the Purchaser or its Affiliates from engaging in general media advertising or solicitation that may be targeted to a particular geographic or technical area but that is not specifically targeted towards employees of the Seller.

8.6.8
If a final Judgment of a court or tribunal of competent jurisdiction determines that any term or provision contained in Clause 8.6.1 to 8.6.7 is invalid or unenforceable, then the Parties agree that the court or tribunal shall have the power to reduce the scope, duration, or geographic area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. This Clause 8.6 shall be enforceable as so modified after the expiration of the time within which the Judgment may be appealed. The Parties agree that this Clause 8.6 is reasonable and necessary to protect and preserve each Party’s legitimate business interests, the value of the Transferred Assets of the Business, the Goodwill being purchased by the Purchaser hereunder and the value of the Other Businesses being retained by the Seller and to prevent any unfair advantage being conferred on either Party.

8.6.9	The Parties agree that the covenants of non-competition and non-solicitation contained in this Clause 8.6 are reasonable covenants under the circumstances.
For purposes of this Clause 8.6, the following terms shall have the following meanings:
“2012 BTA” means that certain Business Transfer Agreement dated as of August 29, 2012, as amended, by and between Orchid, Mr. K. Raghavendra Rao and Hospira
“Amended API Supply Agreement” means the API Supply Agreement entered into by and between the Purchaser and the Seller, dated as of March 30, 2012, as amended.
“Other Remaining Businesses” has the meaning of “Other Business” set forth in the 2012 BTA.
C    Clause 8.20 of the Agreement (Offer Notice and Exercise of Right of First Negotiation Regarding the Seller’s Beta-Lactam API Business) is hereby deleted in its entirety.

2.    General. Except as amended by this Amendment, the terms and conditions of the Agreement shall remain in full force and effect.

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3.    Governing Law. The internal laws of India (without giving effect to any choice or conflict of law provision or rule (whether of India or any other jurisdiction) that would cause the application of laws of any other jurisdiction) govern all matters arising out of or relating to this Amendment and its Exhibits and all of the transactions it contemplates, including its validity, interpretation, construction, performance and enforcement and any disputes or controversies arising therefrom or related thereto.
4.    Entire Agreement. This Amendment, the Agreement and the exhibits, schedules and addendums hereto and thereto, constitute the entire agreement of the Parties relating to the subject matter hereof and supersede all previous written or oral negotiations, commitments and writings.
5.    Execution in Counterparts. This Amendment may be executed in multiple counterparts, each of which when so executed and delivered shall be deemed an original, but all of which together shall constitute one and the same instrument, and any Party may execute this Amendment by signing any one or more of such originals or counterparts. The delivery of signed counterparts by facsimile transmission or electronic mail in “portable document format” (“.pdf”) shall be as effective as signing and delivering the counterpart in person.

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IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first set forth above.

ORCHID CHEMICALS & PHARMACEUTICALS LIMITED By: /s/ K. Raghavendra Rao Name: K. Raghavendra Rao Title: Managing Director
HOSPIRA HEALTHCARE INDIA PRIVATE LIMITED By:____/s/ C. Bhaktavatsala Rao _______ Name: C. Bhaktavatsala Rao Title: Managing Director